UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2022 (May 27, 2022)

MSP Recovery, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39445	84-4117825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Le Jeune Road Floor 10 Coral Gables, Florida	33134

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 614-2222

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Class A common stock, par value $0.0001 per share	MSPR	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	MSPRW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0001 per share	MSPRZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 27, 2022, MSP Recovery, Inc. (the “Company”) issued an unsecured promissory note to Nomura Securities International, Inc. (“Nomura”) in a principal amount of approximately $24.5 million (the “Nomura Promissory Note”) and an unsecured promissory note to Keefe, Bruyette & Woods, Inc. (“KBW”) in a principal amount of approximately $20.3 million (the “KBW Promissory Note”, and, together with the Nomura Promissory Note, the “Promissory Notes”), in each case related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura and advisory fees and expenses that became due and payable by the Company to KBW, in connection with the consummation of the business combination between the Company and MSP Recovery, LLC effected pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as amended, the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members.

The maturity date of each of the Promissory Notes is May 29, 2023 (the “Maturity Date”). On the Maturity Date, the Company is required to pay to each of Nomura and KBW an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest, plus any other obligations then due or payable under each of the Promissory Notes. On and following August 25, 2022 and until the principal amount under each Promissory Note has been repaid in full in cash, interest will accrue on such principal amount at a rate of 8.0% per annum (the “Interest Rate”); provided, that on and following each 30th calendar day thereafter, the Interest Rate shall increase by an additional 100 basis points per annum. Interest will be payable in cash every 30 calendar days after August 25, 2022 on the then outstanding principal amount of each Promissory Note. The Company may elect to pay the interest due in kind (in lieu of payment in cash), which amount of interest shall be automatically added to the principal amount(s) and capitalized on such date as the interest payment becomes due.

Upon two days prior written notice to Nomura or KBW, as applicable, the Company may prepay all or any portion of the then outstanding principal amount under each Promissory Note together with all accrued and unpaid interest thereon.

Upon the occurrence and during the continuance of an Event of Default (as defined in the applicable Promissory Note), the Interest Rate will automatically increase by an additional 200 basis points per annum, and, depending on the specific Event of Default, either (i) Nomura or KBW, as applicable, at its option, may declare the applicable Promissory Note immediately due and payable or (ii) the applicable Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind.

A copy of the Nomura Promissory Note and a copy of the KBW Promissory Note are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The disclosure set forth in this Item 2.03 is intended to be a summary only and is qualified in its entirety by reference to the Promissory Notes.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Exhibit

10.1	Promissory Note, dated May 27, 2022, issued by MSP Recovery, Inc. to Nomura Securities International, Inc.

10.2	Promissory Note, dated May 27, 2022, issued by MSP Recovery, Inc. to Keefe, Bruyette & Woods, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 2, 2022

MSP RECOVERY, INC.

By:	/s/ Ricardo Rivera
Name:	Ricardo Rivera
Title:	Chief Financial Officer